Exhibti 99.1

Two Rivers Unveils GrowCo Structure
Huerfano County Grow Facility to be Part of Planned Urban Development

DENVER, Colorado – July 22, 2014 - Two Rivers Water & Farming Company (OTCQB: TURV, “Two Rivers”) (www.2riverswater.com) today unveiled its development and capitalization plans for GrowCo, Inc. (GrowCo), a new subsidiary formed to develop facilities for growing marijuana in Colorado.

GrowCo issued 20,000,000 common shares, equaling 66.67% of its outstanding common stock, to a Two Rivers subsidiary in exchange for 300 acres of land and the associated water rights along with providing all capital necessary to build out two independent marijuana grow facilities located in Pueblo and Huerfano Counties in Colorado.  GrowCo will issue an additional 5,000,000 restricted shares of common stock, equaling 16.67% of GrowCo, to founders providing consulting and employee services and reserve 5,000,000 restricted shares, equaling 16.67% of GrowCo, for employees and advisors providing marijuana horticulture services.  The 10,000,000 restricted shares will be subject to performance objectives being achieved.

The board of GrowCo will consist of five members, three of which will be designated by Two Rivers and two of which be identified by GrowCo employees and advisors.  John McKowen, CEO of Two Rivers, will be interim Chairman and CEO for GrowCo and will not receive additional pay for his services.  Timothy Beall will be GrowCo’s Chief Operating Officer and a board member.  Tim has over 12 years of hands’ on experience in greenhouse operations and holds an MBA from the University of Notre Dame and finance degree from Andrews University.

GrowCo expects to have its first grow facility completed and leased in Pueblo County by the end of 2014.  GrowCo expects to have its second grow facility completed and leased in Huerfano County by June 30, 2015.  Each grow facility will be located within a gated compound with a 90,000 sq ft state-of-the-art greenhouse and 15,000 sq ft processing plant.  GrowCo facilities will offer licensed marijuana growers in Colorado the opportunity to produce the highest quality product at the lowest prices by implementing established greenhouse marijuana growing practices developed in Colorado.  GrowCo also expects to provide marijuana store acquisition financing for lessees of its grow facilities.

The Pueblo County facility will be located on Undercliffe Road in southeastern Pueblo County.  Water resources for the Pueblo grow facility will be provided through taps from St. Charles Mesa Water District, which recently announced it will provide water for marijuana cultivation.

The Huerfano County grow facility will be located on the Butte Valley farm just east of I-25.  The Huerfano County facility will provide water and other services through a Title 32 Metropolitan District whose Service Plan will be filed in Huerfano County within the next 60 days. Water for the Metropolitan District will be provided by senior water rights owned by Two Rivers, which have no federal involvement.  The water rights currently provide 800 acre-feet of annual stream flow and 1,800 acre-feet of annual storage.

The Metropolitan District will not only provide water for the Huerfano grow facility but also provide water and other utilities for a Planned Urban Development of new homes and commercial properties to be developed on 1,500 acres owned by Two Rivers.  The development site spans approximately 5 miles alongside I-25 in Huerfano County.

About Two Rivers:

Two Rivers is building a new water paradigm for the arid regions of the southwestern United States.  Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights because 85% of water rights in the arid southwest are owned by agricultural interests.  Two Rivers transforms the value of its water rights and farmland by continually developing operations that generate higher revenues and better profit margins. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado, which generates six times more revenue with better profit margins.  In December 2012, Colorado legalized the personal use and cultivation of marijuana.  As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.  Two Rivers also develops Metropolitan Districts to serve under served communities in rural areas in which Two Rivers farmland and water rights are located.

The fifth through eighth paragraphs of this news release contain "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers will be able to raise additional capital, that it will be able to increase the scale of its business, or that its existing resources will be sufficient to meet all of its cash needs.  These forward-looking statements are made as of the date of this news release, and Two Rivers assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
John McKowen
Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com

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